Exhibit 5.1

Amarin Corporation plc
7 Curzon Street
London
W1J 5HG

12 July, 2006

Dear Sirs

AMARIN CORPORATION PLC (“AMARIN” OR THE “COMPANY”)

This opinion is being delivered to you in support of a filing by Amarin and Amarin Finance Ltd., a newly formed wholly-owned subsidiary of Amarin organized under the laws of Bermuda (“Amarin Finance”) of a registration statement on Form F-3, filed on or about 12 July, 2006 (the “Registration Statement”) with the United States Securities and Exchange Commission, under the United States Securities Act of 1933 as amended (the “US Securities Act”), relating to the registration of certain securities to be issued from time to time as set out in paragraph 1 below.

1. Securities

The Registration Statement is filed for the registration of the following securities (the “Securities”):

(A) by Amarin, (i) American Depositary Shares (“ADSs”), each representing one ordinary share, par value £0.05 per share, of Amarin (the “Ordinary Shares”) and evidenced by American Depositary Receipts (the “ADRs”); (ii) senior debt securities (the “Amarin Senior Debt Securities”), which may be issued pursuant to an indenture (the “Amarin Senior Indenture”) to be executed by Amarin and a trustee to be named later; and subordinated debt securities (the “Amarin Subordinated Debt Securities” and, together with the Amarin Senior Debt Securities, the “Amarin Debt Securities”), which may be issued pursuant to an indenture (the “Amarin Subordinated Indenture” and, together with the Amarin Senior Indenture, the “Amarin Indentures”) to be executed by Amarin and a trustee to be named later; (iii) warrants (the “Warrants”) to purchase any of the other Securities of Amarin or Amarin Finance, or securities of other parties or other rights; (iv) purchase contracts (the “Purchase Contracts”) for the purchase or sale of Amarin’s securities or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above; (v) units (the “Units”) consisting of one or more combination of securities; and (vi) preference shares of Amarin (“Preference Shares”); and

(B) by Amarin Finance, (i) senior debt securities (the “Amarin Finance Senior Debt Securities”), guaranteed by Amarin which may be issued pursuant to an indenture (“Amarin Finance Senior Indenture”) to be executed by Amarin Finance, Amarin and a trustee named later; and (ii) subordinated debt securities (the “Amarin Finance Subordinated Debt Securities,” and together with the Amarin Finance Senior Debt Securities, the “Amarin Finance Debt Securities”), guaranteed by Amarin which may be issued pursuant to an indenture (each, a “Amarin Finance Subordinated Indenture,” and together with the Amarin Finance Senior Indentures, the “Amarin Finance Indentures”) to be executed by Amarin Finance, Amarin and a trustee named later.

The ADSs will be issued under the deposit agreement, dated as of March 29, 1993, and as amended as of October 8, 1998 and September 25, 2002, among Amarin, Citibank, N.A., as depositary and the owners and holders of ADRs issued thereunder (the “Deposit Agreement”).

2. Documents

For the purposes of this opinion, we have examined only the following:

2.1
a certified copy of the Certificate of Incorporation (and all subsequent Certificates of Incorporation on Change of Name and Re-registration as a public company) and a copy of the Memorandum and Articles of Association of Amarin;

2.2	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of Amarin dated 12 July 2006;

2.3
a certificate from the Company Secretary of Amarin (the “Secretary's Certificate”) confirming, inter alia, the amount of authorised but unissued share capital, the nominal amount of relevant securities which the directors are authorised to allot under section 80 of the UK Companies Act 1985 (as amended) (the “Act”) and the extent of the powers to allot equity securities conferred on the directors under section 95 of the Act;

2.4	information on the file held at Companies House in respect of Amarin disclosed by an online search carried out by us at Companies House on 11 July 2006;

2.5	a copy of the Registration Statement substantially in the form filed under the US Securities Act (excluding its exhibits, save as expressly mentioned in paragraph 2.6 below);

2.6	a copy of the forms of indentures filed as exhibits to the Registration Statement;

2.7	a copy of written resolutions of the board of directors of Amarin dated 6 July 2006;

2.8	a copy of the resolutions of the Amarin shareholders dated 25 July 2005; and

2.9	a report prepared by Lloyds TSB Registrars dated 11 July 2006, setting out the number of issued Ordinary Shares at such date.

3. Assumptions

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than Amarin) to any documents reviewed by us;

3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements examined by us that are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding;

3.5
that the confirmations given in the Secretary’s Certificate were true when given and remain true and that there is no matter not referred to in that Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6
that no event has occurred since the issue of the Certificate of Good Standing referred to at 2.2 above such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion;

3.7	that no change has occurred to the information on file at Companies House since 11 July 2006;

3.8
that, having undertaken the Company Search and a winding up search at the Companies Court in England on 12 July 2006 and having made enquiries of the Company Secretary (the “Searches and Enquiries”) (but having made no other enquiries) and the Searches and Enquiries not revealing any of the same, no members or creditors’ voluntary winding up resolution has been passed and no petition has been presented and no order has been made for the winding up or dissolution of Amarin and no receiver, administrative receiver, administrator or similar officer has been appointed in relation to Amarin or any of its assets;

3.9
that, in respect of the Ordinary Shares and Preference Shares (including any securities with a right to convert or exchange into Ordinary Shares or Preference Shares) (the “Shares”) to be registered on Form F-3:

(a) a meeting of the board of directors of the Company shall have been duly convened and held and a valid resolution passed at such meeting to approve the issue of such Shares;

(b) as at the date of allotment of such Shares, the directors of the Company shall have sufficient authority for the purposes of section 80 of the Act to allot such Shares;

(c) as at the date of allotment of such Shares, the directors of the Company shall have sufficient powers conferred on them under section 95 of the Act to allot such Shares as if section 89(1) of the Act did not apply to such allotment;

(d) no alteration shall have been made as at the date of allotment of such Shares to either the memorandum of association or the articles of association of the Company;

(e) as at the date of allotment of such Shares, the number of Shares to be allotted shall fall within the authorised and unallotted share capital of the Company; and

(f) the Company shall have received in full in cash the subscription price payable for such Shares and shall have entered the holders thereof on the register of members of the Company showing that such Shares shall have been fully paid up as to their nominal value and any premium thereon as at the date of their allotment;

3.10
that, in respect of the Amarin Debt Securities to be registered on Form F-3, the Board of Directors of Amarin shall have duly established and authorized the terms of each Amarin Debt Security and the related indentures and duly authorized the issuance and sale of such Amarin Debt Securities and such authorization shall not have been modified or rescinded;

3.11
that, in respect of the Amarin Finance Debt Securities to be registered on Form F-3, the Boards of Directors of Amarin and Amarin Finance shall have duly established and authorized the terms of each Amarin Finance Debt Security and the related indentures and duly authorized the issuance and sale of such Amarin Finance Debt Securities and such authorization shall not have been modified or rescinded;

3.12	the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

3.13
that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by Amarin with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the relevant company, or any restriction imposed by any court or governmental body having jurisdiction over any of the companies in the Amarin group or their respective assets;

3.14
that in so far as any obligation under the Amarin Indentures, the Amarin Finance Indentures, the Amarin Debt Securities or the Amarin Finance Debt Securities falls to be performed in any jurisdiction out-

side England and Wales, its performance will not be illegal or adversely affected by virtue of the laws or regulations of or applicable in that jurisdiction;

3.15
that each relevant issuer will, at the relevant time, have the capacity, power and authority to effect the execution, delivery or issue of the Amarin Debt Securities and Amarin Finance Debt Securities;

3.16
that no law of any jurisdiction outside England and Wales would be contravened by the execution, delivery, issue or performance of the terms of the Amarin Debt Securities or the Amarin Finance Debt Securities, or by the execution, delivery or performance of the terms of the Amarin Indentures or the Amarin Finance Indentures;

3.17	that the Amarin Indentures, the Amarin Finance Indentures, the Amarin Debt Securities and the Amarin Finance Debt Securities have the same meaning and effect as if they were governed by English law;

3.18
that the Amarin Indentures, the Amarin Finance Indentures, the Amarin Debt Securities and the Amarin Finance Debt Securities, and the obligations created by each of them, are (or will when executed and delivered be) valid and binding on the parties under the laws of the State of New York (by which they are each expressed to be governed) and that there are no conflicts of laws (or other) principles under the laws of the State of New York which would cause any law other than the laws of the State of New York to be applied in construing any of those documents;

3.19	that the Amarin Indentures and the Amarin Finance Indentures are in the form referenced in the Registration Statement;

3.20
that the execution and delivery of Amarin Indentures, Amarin Finance Indentures, Amarin Debt Securities and Amarin Finance Debt Securities and any other documents containing Amarin guarantees by Amarin is (or will be) in good faith and in furtherance of Amarin's objects under its memorandum and articles and is (or will be) a proper use of its directors’ powers and in its best interests and that the exercise of its rights and performance of its obligations thereunder is (or will be) of material commercial benefit to Amarin and that immediately after the execution of each such document Amarin was (or will be) solvent;

3.21
that the execution and delivery of Amarin Finance Indentures and Amarin Finance Debt Securities by Amarin Finance is (or will be) in good faith and in furtherance of Amarin Finance's objects under its memorandum and articles (or equivalent constitutional documents) and is (or will be) a proper use of its directors’ powers and in its best interests and that the exercise of its rights and performance of its obligations thereunder is (or will be) of material commercial benefit to Amarin Finance and that immediately after the execution of each such document Amarin Finance was (or will be) solvent;

3.22	that any Shares issued on exercise of the Warrants will be issued in accordance with the terms of those Warrants;

3.23	that there will be no change to the Memorandum or Articles of Association of Amarin which would affect any of the opinions given in this opinion;

3.24	that Amarin is not, and will not be, in breach of any borrowing limits or restrictions in its Articles of Association; and

3.25
that the terms and conditions applicable to the Amarin Debt Securities, Amarin Finance Debt Securities, Warrants, Purchase Contracts, Units and Shares will not be inconsistent with the Registration Statement.

4. Opinion

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a) Amarin is a company duly incorporated and validly existing and in good standing under English law.

(b) When the Ordinary Shares are issued in accordance with the assumptions above, such Ordinary Shares will be validly issued, fully paid and non-assessable.

(c) When the Preference Shares are issued in accordance with the assumptions above, such Preference Shares will be validly issued, fully paid and non-assessable.

(d) When the Amarin Indentures have been duly authorized, executed and delivered by the parties thereto in accordance with applicable law, and when the specific terms of a particular series of Amarin Debt Securities have been duly authorized and established in accordance with the relevant Amarin Indenture and such Amarin Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Amarin Indenture and any applicable underwriting or other agreement, (i) such Amarin Debt Securities will constitute valid and binding obligations of Amarin and (ii) the Amarin Indentures will constitute valid and binding obligations of Amarin.

(e) When the Amarin Finance Indentures have been duly authorized, executed and delivered by the parties thereto (including Amarin as a guarantor) in accordance with applicable law, and when the specific terms of a particular series of Amarin Finance Debt Securities have been duly authorized and established in accordance with the relevant Amarin Finance Indenture and such Amarin Finance Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Amarin Finance Indenture and any applicable underwriting or other agreement, Amarin’s guarantee under each Amarin Finance Indenture with respect to such Amarin Finance Debt Securities will constitute a valid and binding obligation of Amarin.

(f) Under the English choice of law doctrine, a court or other competent authority sitting in England would apply to any case or controversy arising under an Amarin Indenture or Amarin Finance Indenture the law of the State of New York, which is the local law governing the Amarin Indenture and the Amarin Finance Indenture.

4.2
For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Ordinary Shares and Preference Shares means under English law that holders of such Shares, in respect of which all amounts due on such Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Ordinary Shares or Preference Shares.

5. Reservations

Our reservations are as follows:

5.1
we express no Opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York for the purpose of this opinion;

5.2
if an English Court assumes jurisdiction it would not apply the law of the State of New York if (i) the law of the State of New York were not pleaded or proved; or (ii) to do so would be contrary to English public policy or mandatory rules of English law;

5.3
undertakings, covenants and indemnities contained in the Amarin Indentures and Amarin Finance Indentures may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court;

5.4
we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation under or in respect of the Amarin Indentures, the Amarin Finance Indentures, the Amarin Debt Securities or the Amarin Finance Debt Securitites;

5.5
the obligations of Amarin under or in respect of the Amarin Indentures, the Amarin Finance Indentures, the Amarin Debt Securities and the Amarin Finance Debt Securitites will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting the enforcement of creditors' rights;

5.6
in our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgements of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws;

5.7
the expression “in good standing” in paragraph 4.1 above means that according to the documents on the file of Amarin in the custody of the Registrar of Companies, Amarin has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

5.8
the information contained in searches obtained from the Registrar of Companies is not always up to date or complete as a result of errors or delays in filing by the persons responsible and/or misfiling or delays by staff at Companies House;

5.9
the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Shares, such details being recorded by the Company's registrars separately and we assume that the same procedure will be adopted in relation to the Shares to be registered as described in paragraph 1 above; and

5.10
no allotment of any Shares or other securities, warrants or purchase contracts to be registered as described in paragraph 1 above has (we understand) yet taken place and no such allotment may in the event take place.

This opinion speaks only as at the date hereof. We have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force at and interpreted at the date of this opinion. We have not investigated the laws of any country other than England and Wales.

This opinion is given solely to you in support of the filing of the Registration Statement. It may not be used nor relied upon for any other purpose or by any other person.

We hereby consent to the filing of this opinion in its full form and the use of our name under the caption “Legal Matters” contained in the prospectus which is included in the Registration Statement or in such other form as we may approve in writing.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully,

/s/Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP